EXHIBIT 10.1
STEWART INFORMATION SERVICES CORPORATION
2008 STRATEGIC INCENTIVE POOL PLAN
(Adopted by the Board of Directors on May 9, 2008)
ARTICLE I
ESTABLISHMENT, PURPOSE AND PAYMENT OF AWARDS
     1.1 Purpose of the Plan.  The purpose of the Stewart Information Services Corporation 2008 Strategic Incentive Pool Plan (the “Plan”) is to reward the Co-Chief Executive Officers of Stewart Information Services Corporation (the “Company”) by providing them with a further incentive to achieve certain strategic goals of the Company, as set forth herein. The Plan is intended to advance the best interests of the Company and its stockholders by providing the Co-Chief Executive Officers with additional performance incentives.
     1.2 Participants.  The participants in the Plan are Malcolm S. Morris and Stewart Morris, Jr., the Co-Chief Executive Officers of the Company.
     1.3 Determination of Awards. The amount of the Bonus Pool shall be determined by the Compensation Committee of the Company’s Board of Directors (the “Committee”) as soon as practicable after audited financial statements for the Company’s fiscal year ending December 31, 2010 have been made publicly available. Prior to making any payment under the Plan, the Committee shall certify in writing the extent to which the performance goals established under the Plan were achieved. The amount of the Bonus Pool so determined by the Committee shall be divided equally between the Participants. A Participant’s share of the Bonus Pool may be reduced pursuant to Section 1.4. Any such reduction shall not increase the amount payable under the Plan to the other Participant. The Committee shall not make any upward discretionary increase in the amount of the Bonus Pool or in the amount payable to either Participant under the Plan.
     1.4 Reduction or Forfeiture of Benefit. If a Participant dies, voluntarily ceases his employment with the Company or incurs a termination of employment due to his incurring a disability, in each case before January 1, 2011, any amount that would otherwise be payable to such Participant under the Plan shall be reduced pro rata based upon the number of days during the period beginning on March 3, 2008 and ending on December 31, 2010, that the Participant was not an employee of the Company by reason of death, voluntary termination of employment or incurring a disability. If a Participant incurs a termination of employment with the Company before January 1, 2011 for any reason other than due to his death, voluntary resignation or his incurring a disability, he shall receive no benefit under the Plan. For purposes of the Plan, a Participant shall have incurred a “disability” if he has been determined to have incurred a disability for purposes of the Company’s long-term disability benefit plan.
     1.5 Payment of Awards. On the Payment Date the Company shall pay to each Participant (or to his beneficiary) the amount due the Participant under the Plan. Such payment shall be in cash.

     1.6 Death of Participant. In the event of the death of a Participant prior to the payment of the Participant’s Plan benefit, the Participant’s Plan benefit (calculated taking into effect Section 1.4) shall be paid to the Participant’s beneficiary on the Payment Date. The Participant’s beneficiary shall be the person or persons designated by the Participant. Any such designation shall be made by a notice in writing filed with the Chief Financial Officer of the Company prior to the Participant’s death, in such form as the Committee shall require. If there is no such beneficiary designation filed with the Chief Financial Officer of the Company at the time of the Participant’s death, for purposes of the Plan, the beneficiary or beneficiaries who shall receive payment of a Participant’s benefit in the event of his death shall be as follows:
(a)	If the Participant leaves a surviving spouse, his benefit shall be paid to such surviving spouse; or

(b)	If the Participant leaves no surviving spouse, his benefit shall be paid to his executor or administrator, for the benefit of his estate, or to his heirs at law if there is no administration of such Participant’s estate.
ARTICLE II
DEFINITIONS
     For purposes of the Plan, the words and phrases defined in this Article shall have the meanings set forth below.
     2.1 “Bonus Pool” means an amount in cash equivalent to the Fair Market Value of 50,000 shares of Common Stock (as adjusted pursuant to Section 6.9) as of the last trading day of 2010, based upon the closing price of a share of Common Stock on the New York Stock Exchange, or such other national securities exchange on which Common Stock may then be traded, adjusted as follows:
If 80% of a Target is not achieved, the Bonus Pool will be reduced by one-third for each Target not achieved.
If at least 80% but less than 100% of a Target is achieved, the Bonus Pool will be reduced by an amount equal to one-third of the Bonus Pool for that Target, multiplied by the difference between 100% and the percentage of the Target actually achieved; and
If more than 100% of a Target is achieved, the percentage points in excess of 100% achieved for such Target shall be allocated by the Committee to one or more of the other Targets for purposes of calculating the Bonus Pool, but only if such other Target is achieved at the 80% level before giving effect to such allocation and provided that no more than 10 percentage points may be reallocated to any Target under this provision. Any such reallocation permitted hereunder shall be effected in the manner that will result in the greatest Plan benefit for the Participant.
     2.2 “Code” shall mean the Internal Revenue Code of 1986, as amended.

     2.3 “Commercial Market Target” shall mean a 4.0% share of the U.S. domestic real estate market for commercial properties determined as of December 31, 2010 as reported by Fistac, Inc., or if Fistac, Inc. is not in existence, another comparable source.
     2.4 “Committee” shall have the meaning specified in Section 1.3.
     2.5 “Common Stock” shall mean the Common Stock, $1.00 par value, of the Company, as such Common Stock may be modified by merger or reclassification.
     2.6 “Company” shall have the meaning specified in Section 1.1.
     2.7 “Fair Market Value” shall mean the closing price of a share of Common Stock on the New York Stock Exchange, or such other national securities exchange on which Common Stock is listed as of the relevant date.
     2.8 “International Target” shall mean revenues of $158,376,000 for the year ending December 31, 2010 from sources outside the United States.
     2.9 “Participants” shall mean Malcolm S. Morris and Stewart Morris, Jr.
     2.10 “Payment Date” shall mean May 15, 2011.
     2.11 “Plan” shall have the meaning specified in Section 1.1.
     2.12 “Regional Centralized Title Production Centers’ Target” shall mean the use of any or all of the components of the Stewart Title Production Engine technology in the processing of 31% of the title orders processed by the Company for the year ending December 31, 2010.
     2.13 “Targets” shall mean the Commercial Market Target, the International Target and the Regional Centralized Title Production Centers’ Target.
ARTICLE III
ADMINISTRATION
     3.1 Administration. The Plan shall be administered by the Committee. The Committee shall have full and exclusive power and authority to administer the Plan and to take all actions that the Plan expressly contemplates or are necessary or appropriate in connection with the administration of the Plan.
     3.2 Authority of the Committee. The Committee shall have full and exclusive power to interpret and apply the terms and provisions of the Plan, and to adopt such rules, regulations and guidelines for implementing the Plan as the Committee may deem necessary or proper, all of which powers shall be exercised in the best interests of the Company and in keeping with the objectives of the Plan. A majority of the members of the Committee shall constitute a quorum for the transaction of business, and the vote of a majority of those members present at any meeting shall decide any question brought before that meeting. Any decision or determination reduced to writing and signed by a majority of the members shall be as effective as if it had been made by a majority vote at a meeting properly called and held. All questions of interpretation and application of the Plan, or as to awards granted under the Plan, shall be subject to the determination, which shall be final and binding, of a majority of the Committee. No member of the Committee shall be liable for any act or omission of any other member of the Committee or for any act or omission on his or her own part, including but not limited to the exercise of any power or discretion given to him or her under the Plan, except those resulting from his or her own gross negligence or willful misconduct. In carrying out its authority under the Plan, the Committee shall have full and final authority and discretion, including but not limited to the following rights, powers and authorities, to:
(a)	oversee the performance of the Target calculations required by the Plan;

(b)	prescribe, amend and rescind rules and regulations relating to administration of the Plan; and

(c)	make all other determinations and take all other actions deemed necessary, appropriate or advisable for the proper administration of the Plan.
The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable to further the Plan’s objectives. Further, the Committee shall make all other determinations that may be necessary or advisable for the administration of the Plan. The actions of the Committee in exercising all of the rights, powers, and authorities set out in this Article III and all other Articles of the Plan, when performed in good faith and in its sole judgment, shall be final, conclusive and binding on all persons. The Committee may employ attorneys, consultants, accountants, agents, and other persons, any of whom may be an Associate, and the Committee, the Company, and its officers and Board of Directors of the Company shall be entitled to rely upon the advice, opinions, or valuations of any such persons.
     3.3 No Liability. Under no circumstances shall the Company, the Board or the Committee incur liability for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan or the Company’s, the Committee’s or the Board’s roles in connection with the Plan.
ARTICLE IV
REINVESTMENT REQUIREMENT
     Each of the Chief Executive Officers hereby agrees that he will invest at least one-half of any net after-tax amounts received under the Plan in shares of Common Stock through purchases on the New York Stock Exchange or such other national securities exchange on which Common Stock may then trade. Such investment shall be made not later than 90 days after the Payment Date.

ARTICLE V
INCOME AND EMPLOYMENT TAXES
     5.1 Withholding. Each of the Chief Executive Officers hereby authorizes the Company to withhold from any remuneration or consideration whatsoever payable to such Participant hereunder, any amounts required by any taxing authority to be withheld for taxes of any kind as a consequence of such participation in the Plan.
     5.2 Compliance with Section 162(m). It is intended that the rights of the Co-Chief Executive Officers under the Plan shall satisfy the requirements for “performance-based compensation” under section 162(m) of the Code. The interpretation of the Plan shall be guided by such provisions, as appropriate. If a provision of the Plan would cause a payment to a Participant to fail to satisfy these requirements, it shall be interpreted and applied in a manner such that said payment will satisfy section 162(m) of the Code to the extent practicable. If the Plan does not contain any provision required to be included herein under section 162(m) of the Code or applicable Department of Treasury regulations, such provision shall be deemed to be incorporated herein with the same force and effect as if such provision had been set out at length herein.
     5.3 Compliance with Section 409A. To the extent applicable, the Plan shall be operated in compliance with section 409A of the Code and the provisions of the Plan shall be interpreted by the Committee in a manner that is consistent with this intention.
ARTICLE VI
GENERAL PROVISIONS
     6.1 Unfunded Plan/No Establishment of a Trust Fund. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company may make to aid in meeting obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other person. Any right of a Participant to receive a payment under the Plan shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts. No property shall be set aside nor shall a trust fund of any kind be established to secure the rights of any Participant under the Plan. Participants shall at all times rely solely upon the general credit of the Company for the payment of any benefit that becomes payable under the Plan. The Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended. Rather, the Plan is a bonus program exempt from coverage under the Employee Retirement Income Security Act of 1974, as amended pursuant to the application of Department of Labor Regulation section 2510.3-2(c).
     6.2 No Employment Obligation. The adoption and maintenance of the Plan by the Company shall not constitute an employment contract, express or implied, nor impose upon the Company any obligation to employ or continue to employ, or utilize the services of, either Participant. The right of the Company to terminate the employment of either Participant shall not be diminished or affected by reason of the existence of the Plan, and nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time or for any reason not prohibited by law.
     6.3 Gender and Number. If the context requires, words of one gender when used in the Plan shall include the other and words used in the singular or plural shall include the other.
     6.4 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
     6.5 Headings. Headings of Articles and Sections are included for convenience of reference only and do not constitute part of the Plan and shall not be used in construing the terms and provisions of the Plan.
     6.6 Other Compensation Plans. The adoption of the Plan shall not affect any other incentive or other compensation or benefit plans in effect for the Company, nor shall the Plan preclude the Company from establishing any other forms of incentive compensation arrangements.
     6.7 Successors. All obligations of the Company under the Plan shall be binding upon any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
     6.8 Arbitration of Disputes. Any controversy arising out of or relating to the Plan, including without limitation, any and all disputes, claims (whether in tort, contract, statutory or otherwise) or disagreements concerning the interpretation or application of the provisions of the Plan, the Company’s employment of the Participant, and the termination of that employment, shall be resolved by arbitration in accordance with the Employee Benefit Plan Claims Arbitration Rules of the American Arbitration Association (the “AAA”) then in effect. Within ten business days of the initiation of an arbitration hereunder, the Company and the Participant will each separately designate an arbitrator, and within 20 business days of selection, the appointed arbitrators will appoint a neutral arbitrator from the panel of AAA National Panel of Employee Benefit Plan Claims Arbitrators. The arbitrators shall issue their written decision (including a statement of finding of facts) within 30 days from the date of the close of the arbitration hearing. The decision of the arbitrators selected hereunder shall be final and binding on both parties. This arbitration provision is expressly made pursuant to and shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-16 (or replacement or successor statute). Pursuant to Section 9 of the Federal Arbitration Act, the Company and both Participants agree that any judgment of the United States District Court for the District in which the headquarters of the Company is located at the time of initiation of an arbitration hereunder shall be entered upon the award made pursuant to the arbitration. Nothing in this Section 6.8 shall be construed to, in any way, limit the scope and effect of Section 3.2. In any arbitration proceeding full effect shall be given to the rights, powers, and authorities of the Committee under Section 3.2.

     6.9 Changes in the Company’s Capital Structure. If following May 9, 2008 and prior to January 1, 2011 the Company shall effect a subdivision or consolidation of the Common Stock or other capital readjustment, the payment of a Common Stock dividend, or other increase or reduction in the number of shares of Common Stock outstanding, without receiving compensation therefor in money, services or property, then the number of shares of Common Stock taken into account for purposes of calculating the Bonus Pool shall be appropriately adjusted to reflect the change.
     6.10 Change of Control of the Company. Notwithstanding any other provision of the Plan, if prior to January 1, 2011 there occurs a change in ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (in each case, within the meaning of section 409A of the Code), 80% of each of the Targets shall be deemed to have been achieved, the date of the consummation of the corporate transaction shall be substituted for the reference to December 31, 2010 in Section 1.4, and the words “last trading day before the date of the consummation of the corporate transaction” shall be substituted for the words “last trading day of 2010” in the definition of “Bonus Pool”.
     6.11 Stockholder Approval. Notwithstanding any other provision of the Plan, no amount will be paid under the Plan unless, prior to the payment, the stockholders of the Company approve the material terms of the performance criteria for benefits under the Plan.
     6.12 Governing Law. The provisions of the Plan and the rights of all persons claiming thereunder shall be construed, administered and governed under the laws of the State of Texas.
     IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer this                       day of                                           , 2008.

STEWART INFORMATION SERVICES CORPORATION

By:
Title:

Agreed and accepted:
PARTICIPANTS
Malcolm S. Morris
Stewart Morris, Jr.